EXHIBIT 99.2

SYMBOL TECHNOLOGIES NAMES TIMOTHY T. YATES CHIEF FINANCIAL OFFICER

HOLTSVILLE, N.Y. – February 28, 2006 — Symbol Technologies, Inc. (NYSE:SBL), The Enterprise Mobility Company, today announced the Company has named Timothy T. Yates senior vice president and chief financial officer (CFO), effective immediately. He will report directly to Sal Iannuzzi, president and chief executive officer (CEO). Yates will also join Symbol’s board of directors as a management director.

Yates has had an extensive career in financial services, having worked at Bankers Trust New York Corporation for 25 years where he held a number of senior leadership roles, including serving as chief financial and administrative officer from 1990 to 1995. In his role as Symbol chief financial officer, Yates will oversee the departments of accounting, tax, treasury and corporate finance, as well as business development and investor relations.

“I have known Tim for more than 20 years and am confident that the depth of his financial and management experience, which spans a wide range of business operations, will greatly benefit Symbol,” said Sal Iannuzzi, Symbol president and CEO. “I look forward to Tim playing a leading role in helping Symbol seize new growth opportunities and maintaining the Company’s prudent approach to financial management.”

Most recently, Yates has served as a partner and the chief financial officer of Saguenay Capital, a boutique investment management firm. Prior to that, he was a founding partner of Cove Harbor Partners, a private investment and consulting firm established in 1996.

Yates joined Bankers Trust New York Corporation in 1971 and held a variety of roles of increasing responsibility over the course of 25 years, the most recent of which was chief financial and administrative officer. In this role, Yates was responsible for investor and rating agency relationships and treasury management, as well as general financial management. During his career, Yates has had significant domestic and international line business management experience.

Yates, 58, holds a master’s degree in business administration from Harvard Business School and a bachelor’s degree from Yale University.

About Symbol Technologies
Symbol Technologies, Inc., The Enterprise Mobility Company™, is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies. More information is available at www.symbol.com.

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For Symbol Technologies:
For media information:
Patricia Hall
Symbol Technologies, Inc.
631.738.5636
patricia.hall@symbol.com

For financial information:
Lori Chaitman
Symbol Technologies, Inc.
631.738.5050
lori.chaitman@symbol.com